Exhibit 10.2

Asset Sale and Purchase Agreement

This Asset Sale and Purchase Agreement (the “Agreement”), dated as of April 9, 2019, is entered into by and between EzFILL FL, LLC. a ___________ corporation with offices at _______________ (“Seller”) and EzFILL HOLDINGS, INC., a Delaware Corporation/Company, with offices at 350 Lincoln Rd, 4th Floor, Miami Beach, Fl. 33139 (“Buyer”).

WHEREAS, Seller is engaged in the Business of mobile gas delivery, through operating a mobile app and fuel trucks that deliver gas directly to customers’ vehicles (the “Business”); and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, all those assets and contracts listed in Attachment A, and those specific liabilities listed in Attachment A to this Agreement, all subject to the terms and conditions set forth herein (the “Sale”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

1.	Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing (as defined below), Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and obtain from the Seller any and all rights, titles and interests in and to those properties that are primarily used in the operation of the Seller’s Business as of the Closing Date and which are listed in Attachment A to this Agreement (collectively, the “Purchased Assets”) along with those of Seller’s contracts, arrangements, and understandings with and liabilities to clients and suppliers of the Business which Buyer agreed to assume and that are listed in Attachment A (“Assumed Contracts”). The Purchased assets include all real or personal, tangible or intangible assets, those owned, leased, or licensed by Seller, free and clear of all encumbrances, other than the permitted encumbrances listed in Attachment A (the “Permitted Encumbrances”).

2.	Assumed Liabilities. Subject to the terms and conditions set forth herein, at the Closing, Buyer shall assume those liabilities listed in Attachment A (the “Assumed Liabilities”), provided, however, that the Assumed Liabilities: (i) shall not include any liabilities or obligations arising from or relating to any breach by Seller of the obligation being assumed that occurred prior to and/or after the Closing Date; or (ii) arising from any violation of Law, breach of warranty, breach of contract or tort existing or occurring on or before the Closing Date.

3.	Excluded Liabilities. Except for the Assumed Liabilities, Buyer shall not assume and shall not be responsible to pay, perform or discharge any other liabilities or obligations of the Seller (collectively, the “Excluded Liabilities”).

4.	Purchase Price. In consideration for the Purchased Assets, Buyer agrees to assume the Assumed Liabilities and pay the Seller an aggregate purchase price (the “Purchase Price”), comprised of the following:

	a.	$100,000.00 cash payment to Seller (the “Cash Payment”) payable as follows;

		i.	$35,000.00 cash payment to EzFill FL, LLC at the time of Closing (“First Cash Payment”);
		ii.	The remaining $65,000.00 paid in six equal installments (“Remaining Cash Payment”) to EzFill FL LLC, i.e., on May 2, 2019, June 3, 2019, July 3, 2019, August 2, 2019, September 3, 2019, and October 3, 2019;

	b.	100,000 shares of Balance Labs, Inc. (“BLNC”) (the “Stock Certificate”);
	c.	$140,000.00 payment at the time of closing made payable to Prime One Management, LLC. Seller shall provide a receipt to confirm payment of payment to Prime One Management, LLC.
	d.	$42,000.00 to be used exclusively to pay vendors (the “Vendors”), in connection with work done on the EzFill mobile Application and the EzFill trucks’ fueling equipment. Seller shall take such steps as may be necessary to assure these vendors are paid with the understanding that discounted amounts may be paid so long as the account is noted as paid for sums owed through the date of closing. Seller shall provide Buyer with a receipt to confirm payments to both Vendors.

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	e.	Reimbursement to EzFill at the time of closing for April 2019 vehicle and general liability insurance expenses in the amount of $8,175.65

5.	Processing the Purchase Price.

	a.	At the time of closing:

		i.	Buyer will deliver a copy of a newly executed promissory note in a total amount of $533,000 (the “Buyer Note”), which replaces the two notes that Seller has delivered to Macmillan Holdings, Inc. and Macmillian Oil Company, LLC (one note dated July 18, 2019for $200,000 and another note dated July 18, 2019 for $250,000 which was increased to a total of $333,000) (“Seller Notes”).
		ii.	Concurrently with the delivery of the Buyer Note, Seller shall deliver and present all promissory notes and guaranties, dated July 20, 2018, previously executed by Seller and its related entity, EzFill, LLC in favor of the Macmillan entities marked cancelled. Such delivery and presentation shall be a condition for closing and Buyer or Seller has the right to terminate the agreement should Seller fail to secure such documents marked cancelled;
		iii.	Buyer will provide a plan acceptable to Seller for the transfer of ownership and the liabilities arising from Seller’s ownership of four trucks, which shall be Attachment D to this Agreement;
		iv.	Buyer will provide proof of insurance which names EzFill, LLC and EzFill-FL, LLC as additional insured with coverages and in the amounts specified in Attachments D and E to this Agreement;

Buyer Assignment. Notwithstanding anything herein to the contrary, and for all purposes of this Agreement and the transactions contemplated hereby, Seller and Buyer agree that Buyer shall be entitled to assign its rights to purchase all or a portion of the Purchased Assets and to delegate its obligations to assume all or a portion of the Assumed Liabilities to any one or more subsidiaries or affiliates of the Buyer only once the title to all vehicles is transferred from Seller to Buyer and all sums due under Article I, Paragraph 4 have been paid.

ARTICLE II

CLOSING

1.	Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement shall take place at the offices of the Buyer (the “Closing”) on or before April 3, 2019 (“Closing Date”), provided, that all the conditions to Closing set forth in Article VI are satisfied by both Parties, unless a condition is waived in writing by the agreement of both Parties.

2.	Closing Deliverables. At the Closing, Seller shall deliver to Buyer the following (Collectively the “Transaction Documents”):

	a.	A bill of sale in the form of Attachment B hereto (the “Bill of Sale”) duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;
	b.	A trademark assignment agreement in the form of Attachment C hereto (the “Trademark Assignment Agreement”) duly executed by Seller, effecting the assignment to and assumption by Buyer of the trademarks specified therein;

3.	At the Closing, Buyer shall deliver to Seller the following (collectively the “Buyer Transaction Documents”):

	a.	The properly issued and executed Stock Certificate identified in paragraph 4 of Article I, above;
	b.	The cash amounts due on the Closing Date;
	c.	The Trademark Assignment Agreement duly executed by Buyer (Attachment C);

4.	Within two business days following Closing, Buyer will submit the four applications to Ford and Ally, respectively, in connection with the four purchased trucks.

5.	In order to facilitate the Closing, all funds due at the time of closing under paragraph 4 of Article I and all of the executed transaction documents including the Stock Certificate and all cancelled notes and guaranties will be held by an attorney, in Escrow (the “Escrow Agent”) pursuant to an executed Escrow Agreement. Upon written confirmation, signed by both Parties that each of the other Parties obligations and all conditions precedent have been fully satisfied the Escrow Agent will release the Transaction Documents consistent with the terms of the Escrow Agreement to the Parties and the cash amount due at closing Seller, and the vendors will be paid promptly and the transaction will be completed.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article III are to the best of Seller’s knowledge true and correct as of the date hereof and as of the Closing Date.

1.	Organization and Qualification of Seller. Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all necessary corporate or entity power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted and contemplated to be conducted through Closing.

2.	Authority of Seller. Seller has all necessary corporate power and authority to enter into this Agreement and execute the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

3.	No Conflicts. Seller has no knowledge that the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which Seller is a party, and the consummation of the transactions contemplated by the documents will result in a violation or breach of any provision of any law or governmental order, or any agreement to which Seller is a party;

4.	Financial Statements. Seller has provided the Buyer with its General Ledger for the year 2018.

5.	Material Contracts. Seller has made available to Buyer, for review, true and complete copies of all Material Contracts and all amendments thereto. For the purposes of this Agreement the term “Material Contract” means any contract listed in the Assigned Contracts section of Attachment A.

6.	Title to Tangible Personal Property. Seller has good, valid title and marketable title to, or a valid leasehold interest in all tangible personal property included in the Purchased Assets (“Tangible Personal Property”), free and clear of encumbrances except for the Permitted Encumbrances, and except for the four trucks being sold subject to the approvals of the lienholders. All Tangible Personal Property included in the Purchased Assets are structurally sound, in good operating condition and repair, and are suitable for their current and intended use, ordinary wear and tear excepted. Such property has been inspected by Buyer and found to be acceptable. Seller has no knowledge that such Tangible Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature. Seller’s trucks: (1) have not been involved in any critical accidents that might have damaged the trucks’ base frame (chassis); and (2) are duly licensed by the state of Florida and have valid state and federal permits and authorizations to carry out the Business. To the best of Seller’s knowledge, Seller’s fuel containers are legally suited for their purpose to carry fuel in the operation of the Business and have all state and federal permits and authorizations.

7.	Intellectual Property.

	a.	Seller will provide to Buyer a complete list of those Intellectual Properties being assigned to the Buyer under this Agreement (included in Attachment A) (Collectively the “Business IP”).
	b.	To the best knowledge of Seller, all Business IP and Technology in which Seller has rights and which are material to the conduct of the Business (i) are valid and enforceable and (ii) are not subject to any outstanding injunction, judgment, order, decree, ruling or charge, including allegations of infringement.
	c.	Seller owns all right, title and interest in and to the Business IP and is entitled to use such Business IP in the operation of the Business as currently conducted.
	d.	Seller has exercised a degree of care that is consistent in all material respects with the standards of the industry in which Seller operates in order to protect the secrecy and maintain the confidentiality and legal validity of all Trade Secrets included in the Business IP. Seller has no knowledge that (individually or in the aggregate) any material Trade Secret has been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement that protects Seller’s proprietary interests in and to such Trade Secrets.

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e.	To the best knowledge of Seller, the conduct of the Business as currently conducted, does not infringe upon or misappropriate or violate the Intellectual Property of any third party.

8.	Legal Proceedings.

	a.	To the best of Sellers knowledge, there are no Actions or other legal proceedings pending or, threatened in writing by or against Seller or against the Assumed Assets or Seller’s Business. Seller is unaware of any event that may give rise to, or serve as a basis for, any such Action or other legal proceeding.
	b.	There are no outstanding governmental orders, or inquiries pending before a governmental authority or, to the best knowledge of Seller, threatened in writing against Seller.
	c.	There are no unsatisfied judgments, penalties or awards against Seller, Seller’s Business and/or the Assumed Assets. Seller has no knowledge of any event that has occurred, or circumstances that may constitute or result in a violation of any such governmental order.

9.	Compliance with Laws. To the best of Seller’s knowledge: Seller is in compliance with all laws applicable to the conduct of the Business as currently conducted and the ownership and use of the Purchased Assets; and Seller has been in compliance with all laws applicable to the Business and the ownership and use of the Purchase Assets during the two (2) years prior to the date hereof.

10.	Proper Licensing.

	a.	To the best of Seller’s knowledge, Seller has, and continues to maintain, the proper licenses, registrations, and permits required by the government to operate the Business, including but not limited to:

		i.	An hazardous materials registration from PHSMCA;
		ii.	A SCAC Certificate;
		iii.	The D.O.T. permit necessary for transporting and dispensing fuel;
		iv.	An assigned D.O.T. registration number for each of the delivery trucks;
		v.	A weights and measures seal;

	b.	To the best of Seller’s knowledge, all of Seller’s drivers and employees have, and continue to maintain, the necessary licenses and permits required by the government to fulfill the obligations of their employment, including where applicable but not limited to:

		i.	A commercial driver’s license; and
		ii.	A hazmat endorsement on their driver’s license.

	c.	Seller makes no representation regarding the right of Buyer to assume or use any license, registration or permit that was issued to Seller. Seller and Buyer also understand that the licenses, permits, and registrations may expire prior to the transfer of the ownership of the four trucks. In the event that Seller is required to operate any vehicle for any reason after the execution of this Agreement, the costs for any reason to assure continued use of the vehicles for the benefit of Buyer, including but not limited to the need to obtain a new, or renew, a permit, registration, license or governmental fee of any kind shall be borne by Buyer. To the extent such efforts require the assistance of counsel, the costs to be reimbursed by Buyer shall include any attorney’ fees and costs incurred by Seller in having to secure such permit, registration, license or other governmental permission to operate. Such reimbursement shall be made within seven (7) business days of demand by Seller and delivery of reasonable documentation supporting that demand. Seller will consult with Buyer on issues that arise under this section C, prior to hiring any counsel.

11.	Environmental Matters. Seller has not received any notice, claim, or complaint that it is and/or has been non-compliant with any environmental law applicable to the Business.

12.	Employment Matters.

	a.	Seller will provide Buyer with a list of its employees, together with their title or job classification, work location, employing entity, current annual salary and target annual cash bonus and commissions for 2018.
	b.	Seller represents that it has no knowledge of any fact or circumstance that might bar Buyer from approaching Seller’s employees and offering them new employment agreements.

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13.	Taxes. Seller has filed or is prepared to file (taking into account any valid extensions) all tax returns with respect to the Business and Purchased Assets required to be filed by Seller. Such tax returns are, or will be, true, complete and correct in all respects. Seller confirms that its tax filings as well as its relationship with the IRS are not assumed by the Buyer under this Agreement.

14.	Suppliers. Seller will provide Buyer with a list of all those suppliers who are deemed material to the Business (“Material Suppliers”). Seller represents that (i) no Material Supplier has canceled or otherwise terminated, or materially reduced, or made any threat in writing (or, to the knowledge of Seller, orally) to Seller to cancel or otherwise terminate, or materially reduce, its relationship with Seller; and (ii) this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not materially and adversely affect the relationship of Buyer with any Material Suppler.

15.	Insurance. Seller maintains and has maintained without interruption during the two (2) years prior to the date hereof, policies or binders of insurance covering risks and events in amounts which Sellers determined to be adequate for the Business. With respect to any insurance policies maintained by Seller with respect to the Purchased Assets and Business for periods prior to the Closing, (a) there is no material claim pending as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and (b) Seller is in compliance in all material respects with the terms of such policies including, without limitation, the payment as of the date of closing of all premiums due with respect to such policies. Buyer will at the time of Closing have in place and effective comparable insurance coverage, and to the extent Buyer continues to use any asset still owned by Seller, those insurance policies will name Seller as an additional insured. Such coverages for Seller’s trucks shall also afford coverage for those vehicles notwithstanding the continued ownership by Seller during the pendency of the transfer of the ownership of the vehicles and their liens to Buyer. In addition, Buyer will obtain and pay for insurance coverage entitled “Operated but Not Owned” insurance and name EzFill as additional insured for that coverage as well.

16.	Disclosure. No representation or warranty made by Seller contained in this Agreement and no statement contained in any certificate or document furnished to Buyer pursuant to any provision of this Agreement, contains any materially untrue statement of a material fact or intentionally omits a material fact necessary in order to make the statements not misleading in any material respect. Seller acknowledges and agrees that, in making its decision to enter into this Agreement, Buyer has relied on the representations and warranties set forth in this Section and in the other subsections of Article III of this Agreement and the accuracy and completeness of the representations and warranties in this Section and in the other subsections of Article III of this Agreement are a major inducement to Buyer’s decision to enter into this Agreement and to consummate the transactions contemplated hereby.

17.	EXCEPT TO THE EXTENT OF THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE IN THIS ASSET SALE AND PURCHASE AGREEMENT, THE ASSETS AND ASSUMED LIABILITIES ARE SOLD AND ACCEPTED “AS-IS” “WHERE IS” WITHOUT ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR CONDITION.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date.

1.	Organization of Buyer. The Buyer is duly organized, validly existing and in good standing under the Laws of the State of Delaware.

2.	Authority of Buyer. Buyer has all necessary organizational power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

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3.	Sufficiency of Funds. Buyer currently has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price, fund the financial commitments being undertaken by this Agreement, and consummate the transactions contemplated by this Agreement.

4.	Legal Proceedings. There are no Actions or other legal proceedings pending or, to Buyer’s knowledge, threatened in writing against or by Buyer or any Affiliate of Buyer or any principal of or person having control of Buyer that:

	a.	challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement; or
	b.	may affect, impact, impair or impede the ability of Buyer (including any principal of Buyer or any person who controls Buyer), directly or indirectly, to fulfill the financial obligations imposed upon Buyer under this Agreement.

5.	Buyer’s Due Diligence. Buyer is a sophisticated party and is owned, controlled, and operated by sophisticated individuals, who have employed counsel independent from Seller and such independent professionals as deemed necessary to evaluate the transaction that is the subject of this Agreement. Buyer acknowledges that it has conducted, or has been afforded the opportunity to conduct an independent investigation of the Seller and the assets and liabilities it is acquiring in this transaction, and has been offered the opportunity to ask representatives of the Seller questions about the Seller’s financial condition and the assets and liabilities being acquired, and that Buyer has obtained such available information as Buyer has requested, to the extent Buyer has deemed necessary, to permit it to fully evaluate the merits and risks of the transaction. Buyer is satisfied as to all inquiries that Buyer has concerning the Company and its business activities, and the purchase of the assets and liabilities covered by this Agreement. No fact has been discovered (whether or not reflected in this Agreement), which in Buyer’s determination makes the consummation of this transaction not in the Purchaser’s best interests. Seller makes no representations or warranties, express or implied, regarding any projection or forecast for future results or activities or the probable success or profitability of the Buyer or the materiality or impact of the assets being acquired for the actual operation of the Buyer’s business.

ARTICLE V

COVENANTS

1.	Conduct of Business Prior to the Closing. Subject to the existence of obligations owed to MacMillan and the creditors for the four trucks, and except as otherwise required applicable law, prior to and up to the Closing Date, Seller confirms that to its knowledge, it has (i) conducted the Business in the ordinary course consistent with past practices in all material respects, (ii) maintained and preserved intact the current organization, operations and franchise of the Business, (iii) used its commercially reasonable efforts to preserve goodwill and relationships of its Business employees, customers, lenders, suppliers, regulators and others having relationships with the Business.

2.	Confidentiality. Each party acknowledges and agrees that the Non-Disclosure Agreement signed by the parties on November 6, 2018 remains in full force and effect and information provided pursuant to this Agreement shall remain subject to the Confidentiality Agreement.

3.	Public Announcements. Buyer, on the one hand, and Seller, on the other hand, shall consult with each other before issuing any press release or otherwise making any public statement with respect to the transaction contemplated by this Agreement and the other Transaction Documents and shall not issue any such press release or make any such public statement without the prior consent of the other, which consent shall not be unreasonably withheld or delayed.

4.	Non-Competition. So long as Buyer is not in material breach of this Agreement, or fails to rectify any material breach within five (5) calendar days of receiving written notice from Seller, Seller agrees that, for the period commencing on the Closing Date and expiring on the five (5) year anniversary of the Closing Date, Seller shall not and shall cause its respective subsidiaries or affiliates not to directly or indirectly, (i) own, operate, acquire, or establish a business, or in any other manner engage alone or with others any activity, that is competitive with the Business (whether as an operator, manager, employee, officer, director, consultant, advisor, representative or otherwise); or (ii) induce or attempt to induce any customer, supplier or other business relation of the Business to cease or refrain from working with the Business, or in any way interfere with the relationship between any such customer, supplier or other business relation and the Business.

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5.	Third-Party Consents. Seller, in concert with Buyer, shall use commercially reasonable efforts to give all notices, obtain all consents and to and make all filings with third-parties that are necessary for the transaction.

6.	Closing Conditions. From the date hereof until all obligation imposed under this Agreement have been satisfied, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the obligation imposed under this Agreement.

ARTICLE VI

INDEMNIFICATION

1.	Indemnification by Seller. After the Closing, subject to the other terms and conditions of this Article VI, in the absence of any material breach by Buyer of any provision of this Agreement, Seller shall indemnify Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnified Parties”) against, and shall hold Buyer Indemnified Parties harmless from and against, any and all damages incurred or sustained by, or imposed upon, the Buyer Indemnified Parties based upon, arising out of, with respect to or by reason of:

	a.	any material inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any Transaction Document;
	b.	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or in any Transaction Document; or
	c.	any Third-Party Claims related to the assets or obligations of Seller or any of its Affiliates conducted, existing or arising before the Closing; or
	d.	any Excluded Liabilities.

2.	Indemnification by Buyer. After the Closing, subject to the other terms and conditions of this Article VI, in the absence of any breach by Seller of any provision of this Agreement, Buyer shall indemnify Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnified Parties”) against, and shall hold Seller Indemnified Parties harmless from and against, any and all claims or damages incurred or sustained by, or imposed upon, the Seller Indemnified Parties based upon, arising out of, with respect to or by reason of:

	a.	any material inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any Transaction Document;
	b.	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or in any Transaction Document;
	c.	any Third-Party Claims related to the obligations of Buyer or any of its Affiliates conducted, existing or arising before the Closing; or
	d.	Any Assumed Liabilities.

ARTICLE VII

MISCELLANEOUS

1.	Expenses. Except as otherwise expressly provided herein or in any attachment, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

2.	Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing (including, without limitation, e-mail transmission) and shall be deemed to have been given (a) if delivered by hand, when such delivery is made at the address specified on the signature pages hereto; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) if delivered by e-mail or facsimile, when such e-mail or facsimile is transmitted to the number or e-mail address specified on the signature page hereto. Such communications must be sent to the respective parties at the addresses or coordinates as provided on the signature pages hereto, with such additional copies as may be specified by either party in a notice g (or at such other address for a party as shall be specified in a notice given in accordance with this Section IX.2).

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3.	Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

4.	Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

5.	Entire Agreement. This Agreement (including the Exhibits) and the other Transaction Documents constitute the entire agreement of the parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.

6.	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, if any. Except as set forth in this Agreement neither party may assign its rights or obligations hereunder without the prior written consent of the other party. No assignment shall relieve the assigning party of any of its obligations hereunder.

7.	No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.	Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Seller and Buyer. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

9.	Governing Law Any dispute arising out of, or in connection with, this Agreement, including but not limited to any questions regarding its existence, validity, or termination, or an action for injunctive relief, shall be governed by, interpreted and construed in accordance with the laws of the State of Florida, without reference to any conflict of laws or choice of law rules which would otherwise result in the application of the laws of another jurisdiction.

	a.	Arbitration of Disputes. The Parties agree that if any claim, action, dispute or controversy of any kind (“Dispute”) arises out of or relates to this Agreement or concerns any aspect of performance by any Party under the terms of this Agreement, in lieu of seeking any other remedies, the aggrieved Party shall give written notice to the other Party describing the Dispute, which shall be settled exclusively and finally by binding arbitration. Such arbitration shall include any question regarding the scope of issues to be arbitrated and/or the right to have any particular issue decided by arbitration as opposed to a determination by a court of law, and shall be governed by and conducted pursuant to the commercial rules of the J.A.M.S., except as expressly provided otherwise in this Agreement. All arbitration proceedings hereunder shall be conducted by a single arbitrator solely and exclusively in Miami-Dade County, Florida. The decision and award of the arbitrator shall be binding upon the Parties and final and non-appealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court. Notwithstanding the foregoing, any claim for repossession of the trucks identified in and covered by this Agreement may be brought in the state courts of Miami-Dade County, Florida. Any counterclaim for damages filed in such a proceeding shall be referred to arbitration in accordance with this paragraph. In the event of a breach of this Agreement arising from the failure of Buyer to timely pay Seller all of the sums identified in Article I, Para 4, Seller in addition to any and all other remedies shall have the right to declare a default, and declare the acceleration of all sums then due under the agreement and all sums then due Seller shall be immediately due and payable.

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	b.	Prior to Buyer assuming title ownership and assuming the debt for the four trucks identified above, the requirement to arbitrate disputes under this provision shall not preclude the Seller, from taking full possession of and preventing the use by Buyer of the four trucks identified above, in the event Buyer fails to comply with the terms of Attachment D to this Agreement and/or fails to make any of the payments identified in Paragraph 4, above. Seller shall have the right, following Buyer’s failure to cure such breach within five (5) business days, to liquidate or otherwise dispose of any or all of the trucks to mitigate any damage Seller has sustained.

	c.	Attorney’s Fees. In the event that any suit, action, arbitration, or other form of proceeding is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all pre-filing, post-filing, appellate, and enforcement proceedings’ fees, costs and expenses. The determination of who is the prevailing party shall be made by the arbitrator, and the amount to be awarded under this provision also shall be determined by the arbitrator unless otherwise required by law or applicable rule.

10.	Counterparts. This Agreement may be executed and delivered (including, without limitation, by facsimile transmission or e-mail) in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

EzFill FL LLC

EzFill Holdings, Inc.

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Attachment A

Purchased Assets

1.	Four EzFill Gas Delivery Trucks;
2.	The EzFill gas delivery equipment;
3.	The EzFill App, management tools, etc;
4.	The EzFill trademarks and Copyrights, trade secrets, and other intellectual property;
5.	The EzFill website; access to server, management tools; email addresses and accounts;
6.	The EzFill marketing materials; including brochures, and social media pages and follower lists;
7.	The EzFill clients and client database;
8.	Logos;
9.	All licenses, permits, and registrations possessed by Seller, to the extent allowed by law, needed for the operation of business;

Permitted Encumbrances

1.	The permitted encumbrances are only the liens on the EzFill trucks pursuant to their financing agreements, listed in Attachment B below.

Assumed Liabilities

1.	Loan #1 from Macmillan pursuant to Assumed contract dated, (Jonathan please fill out this information)
2.	Loan #2 from Macmillan pursuant to Assumed Contract dated, (Jonathan please fill out this information)
3.	Financing agreements on the trucks

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Attachment B

Bill of Sale

THIS BILL OF SALE is made and entered into as of April 9, 2019 by EzFill FL, LLC, a Florida Limited Liability Company (the “Seller”), in favor of EzFILL HOLDINGS, INC., a Delaware Corporation (the “Buyer”).

In consideration of a total purchase price consisting of:

d.	$100,000.00 cash payment to Seller (the “Cash Payment”) payable as follows;

	i.	$35,000.00 cash payment to EzFill FL, LLC at the time of Closing;
	ii.	$65,000.00 paid in six equal monthly installments beginning 30-days after the Closing Date to EzFill FL LLC;

e.	100,000 shares of Balance Labs, Inc. (“BLNC”);
f.	$140,000.00 payment at the time of closing made payable to Prime One Management, LLC.
g.	$42,000.00 to be used for Vendor Payments.
h.	Assumption of the underlying debt on the two Macmillan Notes ($533,000.00).

the receipt and sufficiency of which hereby are acknowledged, Seller sells, assigns, transfers, conveys and delivers to Buyer, all of Seller’s right, title, and interest in and to the property set forth in Annex A attached hereto and made a part hereof (collectively, the “Assets” and “Assumed Liabilities”).

EXCEPT TO THE EXTENT OF THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE IN THE ASSET SALE AND PURCHASE AGREEMENT OF EVEN DATE BETWEEN THESE PARTIES, THE ASSETS AND ASSUMED LIABILITIES ARE SOLD AND ACCEPTED “AS-IS” “WHERE IS” WITHOUT ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR CONDITION.

Seller shall deliver any and all other instruments or documents required to be delivered pursuant to, or necessary or proper in order to give effect to, the provisions of this Bill of Sale, including, without limitation, all instruments of transfer as may be necessary or desirable to transfer title to all of the Seller’s rights in and to the Assets and Assumed Liabilities provided such delivery shall be at no additional cost or expense to Seller.

This Bill of Sale shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to any conflicts of law provisions.

IN WITNESS WHEREOF, the undersigned has executed this Bill of Sale as of the date first written above.

SELLER:
EzFill FL, LLC, a Florida Limited Liability Company

by:
Jonathan Gross, Manager

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Bill of Sale

EzFill FL LLC to EzFill Holdings, Inc.

Dated: __________

Annex A

Assets

1.	The title to and assumption of all liabilities (Loans from Ford Motor Credit Company and Ally Bank) for four trucks owned by Seller and the Fuel Equipment, including but not limited to the fuel tank, hose, pump, and meter, in the bed of such trucks consisting of:

	a.	2016 Dodge Ram 2500
	b.	2019 Ford F-250
	c.	2019 Ford F-250
	d.	2019 Ford F-250

2.	EzFill Customer mobile Application;
3.	EzFill Driver mobile application;
4.	EzFill mobile application/website Dashboards;
5.	EzFill Customer lists and information;
6.	EzFill Intellectual Property including: the EzFill Trademarks, and logos;
7.	EzFill website (including email addresses and accounts);
8.	EzFill customer and supplier goodwill.

Assumed Liabilities

9.	Underlying debt reflected in the Macmillan Oil Company Revolver Note; and
10.	Underlying debt reflected in the Macmillan Holdings Promissory Note

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Attachment C

Trademark Assignment Agreement

This TRADEMARK ASSIGNMENT AGREEMENT (this “Agreement”) dated as of April 9, 2019 between EzFill LLC a Florida corporation (“Assignor”), and EzFill Holdings, Inc., a Delaware corporation (“Assignee”, and each of Assignor and Assignee, a “Party”).

WHEREAS, the Parties have entered into an Asset Purchase Agreement; and

WHEREAS, in connection with the Asset Purchase Agreement, Assignor desires to assign to Assignee, and Assignee desires to accept and assume, all of Assignor’s right, title and interest in and to the Assigned Marks (as defined below).

NOW, THEREFORE, for the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Assignment. Assignor hereby irrevocably transfers and assigns to Assignee, and Assignee hereby accepts and assumes from Assignor, all of Assignor’s right, title and interest in and to (i) the trademarks set forth in Schedule A hereto; (ii) any trademark, service mark, trade name, domain name or other source identifier that is a derivative of or confusingly similar to any of the trademarks set forth in Schedule A hereto; (iii) any other trademark, service mark, trade name, domain name or other source identifier that contains the term “EzFill,” the EzFill car design set forth in Schedule A hereto or any term, design or other source identifier that is a derivative of or confusingly similar to the term “EzFill” or the EzFill car design set forth in Attachment A hereto; (iv) any registration or application for registration of any of the foregoing (including the registrations and applications for registration set forth in Schedule A hereto); and (v) any goodwill associated with any of the foregoing (collectively, the “Assigned Marks”).

2. Cooperation. The Parties shall, and shall cause their employees, affiliates, successors and assigns to, execute all documents and take all additional steps reasonably necessary to effect the Assignment of the Assigned Marks.

3. General Provisions. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument. This Agreement (along with its Schedule) constitutes the entire understanding and agreement of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between and among the Parties with respect thereto. This Agreement may not be supplemented, altered, or modified in any manner except by a writing signed by the Parties. The failure of a Party to enforce any terms or provisions of this Agreement shall not result in the waiver by such Party of any of its rights under such terms or provisions. If any provision of this Agreement is determined to be invalid or unenforceable, then the remainder of the Agreement shall remain valid and enforceable as if the Agreement did not contain the invalid or unenforceable provision.

4. Governing Law. This Agreement shall be subject to and governed by the laws of the State of Florida without regard to the conflict of law rules of such state.

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement as of the date first above written.

EzFill LLC.

By:
Name:
Title:

EzFill Holdings, Inc.

By:
Name:
Title:

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Schedule A

1.	US Trademark #5,312,813
2.	US Trademark #5,233,872

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Attachment D

Truck Plan & Insurance Coverages

The Buyer will apply for credit from Ally Bank and Ford Credit to assume ownership within one business day of closing. Until the Title and Registration of all the vehicles are transferred, the Trucks will continue to be insured by EzFill and will be parked at the Macmillan Plant consistent with prior practice.

The Buyer is responsible for any and all service or expense that is Truck related. Any changes, enhancements, routine, non-routine, warranty or non-warranty service or maintenance whether it is required for regulatory reasons or business driven reasons will be paid for by the Buyer in advance of said activity. The truck will not operate until the issue is resolved. The Buyer will be responsible to bring the trucks to and from the Dealer or mechanic for any items requiring service. The Buyer will act as if any or all truck related activity related to its usage or operations is the Buyer’s responsibility. Any liability that may arise after the closing shall be borne by the Buyer, i.e., if a vehicle is damaged, the deductible and that risk will be borne by Buyer and the Truck will be repaired by an authorized body shop. The vehicle will be repaired to the extent covered by insurance but any additional charges will be paid by the Buyer.

In addition, Buyer will need to obtain and have in effect a CGL Policy and any other insurance comparable to what EzFill currently maintains. Buyer will confirm and arrange for EzFill to be named as an additional insured so long as EzFill remains involved (e.g., until ownership of the vehicles transfers to Buyer). In addition, Buyer will obtain and pay for insurance coverage entitled “Operated but Not Owned” insurance and name EzFill as additional insured for that coverage as well. This is designed to provide adequate coverage for Buyer’s use of the vehicles then still owned by Seller. All of these policies will be obtained and in force at closing or before the Buyer begins to operate the business.

Assuming the Buyers credit is approved, this entire Title and Registration process should take no more than 30 days. Therefore, the Buyer will need to deposit in escrow the following amount of money to cover the Truck expenses due during the first 90 days. They are:

$2,972.85 for Monthly Insurance/Vehicle

$442.85 for Monthly Insurance/General Liability

$2,628.46 for the 4 Monthly Truck Payments.

This equates to $18.133.48 in escrow monies. In addition, you will need to deposit $1000 for routine service or maintenance. Therefore, the total amount to be deposited at closing into the escrow account will be $19,133. The Buyer will always maintain 90 days of Escrow. Whatever escrow monies remain after Title and Registration is secured will be returned to the buyer. Buyer will follow Seller’s instructions to pay all of the truck expenses and the money shall only be taken from the escrow account in the event that Buyer fails to make a payment on time.

If for any reason the buyer is unable to secure credit to assume the financing and ownership or the Dodge Ram 2500 within the first forty-five days, then the Buyer will buy out the remaining balance and take full ownership of the vehicle.

Buyer agrees that it will provide such personal guaranties from individual(s) deemed acceptable to the truck lenders as may be required to obtain the approval of those lenders for the transfer of the titles and loans from Seller to Buyer. It is understood that the transfer must include a release of any personal guaranties on any and all of the loans and a release of Seller from any and all obligations under those loans.

In addition to the Buyer’s insurances naming EzFill as additional insured, EzFill will need to continue to be insured and will be the name on the financing agreement for the three Ford F 250 vehicles for up to six months. If any expenses are not paid, the Trucks will be surrendered and EzFill retains the right to repossess the vehicles. Buyer agrees to meet any requirement the banks/financing entities place on the Buyer to secure approval for the transfer of the liens and ownership to the Buyer including individuals prepared to provide personal guarantees us to get approved for credit.

If the Buyer is not able to secure the financing to take Title and Registration for the three Ford F-250s within the first 90 days:

a.	the buyer will place 12 months of all payments in escrow with Seller attorney. Any Legal costs associated with any escrow oversight and disbursement will be paid by Buyer to Sellers attorney.
b.	Upon signing a credit agreement with Ford and Ally or one of the other banks or financing entities, and receiving Title and Registration allowing the buyer to be in a position to start paying all Truck expenses directly, and securing adequate insurance to operate the Vehicles any monies that remain in the escrow account will be returned to the Buyer.

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